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                           Addendum A

                               to

                         CODE OF ETHICS

                               for

                  Citizens Bank of Rhode Island
                         Trust Division

             Employee Securities Transactions Policy

                   August   ,September 1, 2000

 (Applicable to each Access Person as defined under Section 1 of this PolicyAddendum A
 and in accordance with Rule 17j-1 of the Investment Company Act of 1940)

                                     Effective: September 1, 2000


Addendum A
                               to
                       THE CODE OF ETHICS
         OF CITIZENS BANK OF RHODE ISLAND TRUST DIVISION

             EMPLOYEE SECURITIES TRANSACTIONS POLICY

INTRODUCTION

It is the policy of Citizens Bank of Rhode Island ("CBRI") to avoid any conflict of interest or even the appearance of such a conflict in connection with the performance of investment advisory and portfolio management services for registered investment companies ("funds") and their shareholders. This code of ethicsEmployee Securities Transactions Policy Addendum A (the "EST Policy" or the "Policy")(the "Code of Ethics" or the"Code")"Addendum") to the Citizens Bank of Rhode Island code of ethics, has been adopted by the CBRI Trust Division to implement this policy.
policy. The CBRI code of ethics , together with this Addendum, are hereinafter collectively referred to as (the "Code of Ethics" or the "Code"). The Addendum is incorporated into and made a part of the Code, butThis Policy is applicable only to Access Persons as defined in Section 1 of the EST PolicyAddendum in accordance with Rule 17j-1 of the Investment Company Act of 1940. With respect to an Access Person, the provisions of thise Policy Addendum supersede any inconsistent provision in any other policy of, or the Code of Ethics of, CBRIsection of the Code.

One of the practices that raises a potential conflict of interest is that of trading in the same securities (or related securities) that are being purchased or sold, or considered for purchase or sale, for a fundsale for a fund, by persons affiliated with CBRI for accounts in which the affiliated persons have a beneficial ownership interest or which they control. The Investment Advisers Act of 1940 ("Advisers Act"), the Investment Company Act of 1940 ("1940 Act"), and other federal and state securities laws and rules generally prohibit fraudulent, deceptive or manipulative trading by persons affiliated with investment advisers with respect to securities held, to be acquired or under consideration for purchase or sale by advisory clients. This prohibition extends to trading in furtherance of personal interests to the detriment of a fund as well as any attempt to benefit from the market impact of its anticipated or actual transactions. The Securities and Exchange Commission ("SEC") regulations require the adoption of procedures designed to prevent such fraudulent conduct.

Please read the specifics of this PolicyCode of Ethics carefully. If you have any questions, discuss them with ________________, the Compliance Officer ("C.O.") for CBRI, or his successor.the the Risk Officer forof the Trust Division of CBRI (the "Risk Officer"), who in that capacity serves the regulatory compliance function for the Trust Division of CBRI. Be sure that you understand thise PolicyCode. Then sign and date the attached certification and return it to the C.O.,Risk Officer, who will maintain it as part of the Trust Division'sCBRI's records. Keep a copy of the EST PolicyCode for your reference. The C.O.Risk Officer is responsible for enforcing and interpreting this EST PolicyCode, and is always available to answer any questions you may have. As an officer, director, employee, or control personAccess Person of CBRI, you are subject to all applicable provisions of this PolicyCode.

ADOPTION OF THIS POLICYCODE

This EST PolicyCode has been adopted in compliance with Section
17(j) of the 1940 Act and Rule 17j-1 (the "Rule") thereunder and
Sections 204 and 204A of the Advisers Act and the rules thereunder.

PURPOSE OF THIS POLICYCODE

This EST PolicyCode seeks to maintain the highest standards of ethical conduct for CBRI and its personnel. In so doing, this PolicyCode addresses three areas of concern:

     1. Observance of the general anti-fraud provisions of the Federal securities laws.

     2. Avoidance of conflicts with the interests of a Fund or the appearance of such conflicts.

     3. Avoidance of trading securities on the basis of material non-public information or information about securities transactions made or being considered for a Fund.

1.  GENERAL DEFINITIONS

Listed below are definitions for some of the terms used in this PolicyCode, many of which are defined by law.

"Access Person" shall mean any director, officer or Advisory Person of CBRI who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on securities being made by CBRI to any Fund.

"Advisory Person" shall mean any employee of CBRI (or of any company in a "Control" relationship to CBRI) who, in connection with his or her regular functions or duties, makes, participates in, or obtains any information regarding the purchase or sale of securities by a Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales of securities. Also included within the definition of "Advisory Person" is any natural person in a "Control" relationship to CBRI who obtains information concerning recommendations made to a Fund with respect to the purchase or sale of securities.

"Beneficial Ownership/Beneficial Owner" shall mean any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a security, within the meaning of the Securities Exchange Act Rule 16a-1(a)(2). "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. "Indirect pecuniary interest" includes, but is not limited to, securities held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and any of your in-laws.

If you need help in determining whether you have beneficial ownership of any security for purposes of this PolicyCode, you should consult the C.O.Risk Officer.

"Control" shall mean the power to exercise a controlling interest over the management or policies of a company, unless such power is solely the result of an official position. Any person is presumed to "Control" a company if that person owns, directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company. Despite this presumption, a person may not be a Control Person if facts, other than security ownership, demonstrate that such person does not have a controlling interest. Similarly, persons owning less than 25% of the voting securities of a company may be deemed to have "Control" depending upon the facts and circumstances.

"Fund" shall mean any investment company registered under the Investment Company Act of 1940 to which CBRI provides investment advisory services.

"Independent Trustee" shall mean, with respect to a Fund, a trustee who is not an interested person of such fund.

"Personal Trading" shall mean the purchase or sale of securities by an individual for his or her own account, any other account in which he or she has a "Beneficial Ownership" interest, or any account (other than an account of an advisory client of CBRI) for which the individual decides what securities transactions will be effected for the account, either by making recommendations to the account owner or by entering orders directly with the broker handling the account.

"Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

"Security" shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

For purposes of the provisions of this PolicyCode governing personal securities trading and pre-clearance, and reporting of transactions and holdings, "Security" does not include direct obligations of the U.S. Government, shares of registered open-end investment companies (mutual funds), bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements (i.e., any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a NRSRO).Nationally Recognized Statistical Rating Organization).

"Security Held or to be Acquired" means (A) any Security that within the most recent 15 days is being or has been: (i) held by a Fund or (ii) "considered for purchase or sale" by or on behalf of a Fund and (B) any option to purchase or sell, and any security convertible into or exchangeable for, a Security described in (A) above. A Security is "being considered" for purchase or sale if:

     (a) there is an outstanding order (this includes orders that are in the process of being executed) to purchase or sell that Security for the Fund;

     (b) there is an outstanding oral or written recommendation with respect to that Security that has not been acted upon or rejected; or

     (c) the person responsible for a portfolio intends to purchase or sell (e.g., has decided to but has not yet purchased or sold) that Security for a Fund's portfolio.

2.  PROHIBITED TRANSACTIONS AND ACTIVITIES

As a general matter, it is a violation of the policies of CBRI for any of its personnel to engage in any act, practice, or course of business in connection with the purchase or sale of any security in violation of any provision of the Federal securities laws or the SEC's rules designed to prevent fraudulent, deceptive, or manipulative acts, practices or business conduct.

A.  General Prohibition Against "Front-Running"

The practice of trading on the basis of the anticipated market effect of trades for a Fund, which is known as "front-running" or "scalping," constitutes a violation of the Federal securities laws.

Therefore, it is absolutely prohibited for any Access Person to engage in Personal Trading in a Security that the Access Person knows or should know is a "Security Held or to be Acquired" by a Fund.

B.  Prohibited Personal Trading by Advisory Persons

In addition to the above general prohibitions, Advisory Persons are prohibited from engaging in Personal Trading in any Security, except as specifically permitted in Section 3 of this PolicyCode.
In no event are Advisory Persons permitted to

     1. acquire Beneficial Ownership in any securities in an initial public offering, unless there is prior approval in writing by the C.O.;Risk Officer;

     2. acquire Beneficial Ownership in securities in a private placement, unless there is prior approval in writing by the C.O.;Risk Officer; or

     3 3. effect short sales or acquire short positions in any "Security Held" by a Fund.

A record of all written approvals of, and rationale supporting, any direct or indirect acquisition by Advisory Persons of an investment in an initial public offering or private placement will be made and retained by the C.O.Risk Officer in accordance with Section 10 herein.

Advisory Persons who have acquired private placement securities pursuant to prior written approval from the C.O.Risk Officer must immediately disclose that investment to the C.O.Risk Officer before they participate at any level in any subsequent consideration of an investment in the issuer for a Fund. In such circumstance, the decision to purchase securities of the issuer for the Fund will be subject to independent review by CBRI personnel with no personal interest in the issuer.

Access Persons who are not Advisory Persons are not subject to the above restrictions on personal trading or the pre-clearance requirements of this CodePolicy provided that, in the ordinary course of performing their duties or otherwise, they do not have access to or have information concerning the Securities trades that are being executed, under consideration, or recommended for any Fund
 .
C.  Dealings with Persons Who Do Business With a Fund

No Advisory Person may seek or accept from any person that does business with a Fund any item of material value or preferential treatment that is or appears to be connected with the Fund directing business to that person.

For purposes of this prohibition, "items of material value" include but are not limited to:

     1. gifts amounting in value to more than $100 per person per year; and

     2. payment or reimbursement of travel expenses, including overnight lodging, in excess of $100 per person per year.

"Items of material value" do not include:

     1. an occasional meal, a ticket to a sporting event or the theater or comparable entertainment, which is not conditioned on directing business to the firm that provided such meal or entertainment and is neither so frequent nor so extensive as to raise any question of propriety; or

     2.   an unconditional gift of a typical item of reminder
advertising such as a ball-point   pen with the name of the
advertiser inscribed, a calendar pad, or other gifts amounting in value to not more than $100 per person per year.

Any invitations involving travel for more than one day must have advance approval from the C.O..Risk Officer.


3.  EXEMPTED TRANSACTIONS

The following types of Personal Trading are exempted from the restrictions in Section 2.B above:

     1. trading in Securities in an account over which a person does not have direct or indirect Control or influence (e.g., a blind trust);

     2. purchases of Securities pursuant to an automatic dividend reinvestment plan;

     3. purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

     4. transactions which have been pre-cleared in writing by the C.O.,Risk Officer, by use of the Personal Trading Authorization Form based on the information and representations set forth in the Form and such other information as the C.O.Risk Officer determines is appropriate to consider; and

     5. transactions in circumstances where the C.O.Risk Officer finds that permitting the transaction is necessary or appropriate to alleviate hardship or to deal with unforeseen circumstances, and is otherwise appropriate, is consistent with the purposes and policies of this CodePolicy, is not in conflict with the interests of the Fund and is in compliance with applicable law. Any such finding will be documented in writing and maintained in accordance with Section 10 herein.

4.  CONFIDENTIALITY OF SECURITIES RECOMMENDATIONS AND INVESTMENT
     DECISIONS

From the time that an Advisory Person anticipates making a recommendation to purchase or sell a Security or the time that he or she decides to purchase or sell a Security for a Fund or learns of such recommendation or decision, through the time that all trades based on that recommendation or decision have been consummated, the subject and content of that recommendation or investment decision are considered to be proprietary information that may only be used for the benefit of the Fund. Such information also may be considered to constitute "material non-public information" by the SEC and other regulatory authorities. Accordingly, Advisory Persons must maintain the utmost confidentiality with respect to their recommendations and investment decisions during this period and may not discuss a contemplated recommendation with anyone other than the C.O.,Risk Officer, the portfolio manager for the Fund or the broker-dealer or issuer executing the order. In addition, this confidentiality obligation extends to all Access Persons and other CBRI personnel who may obtain access to such information.

This prohibition is not intended to inhibit exchanges of information among Advisory Persons concerning the Securities in their respective areas of coverage. Rather, this policy is a recognition of general fiduciary principles, including but not limited to the duty to place the interest of a Fund, including its shareholders, first at all times. Any questions concerning the distinction between an appropriate informational exchange and a prohibited communication should be discussed with the C.O.Risk Officer.

5.  APPROVALS OF TRANSACTIONS OR REQUESTS FOR WAIVERS OF
       RESTRICTIONS BY THE C.O.,RISK OFFICER, OR BY A SENIOR
  OFFICER OF CBRI OR CITIZENS FINANCIAL GROUP, INC.

In the event that the C.O.Risk Officer or a senior officer of CBRI or Citizens Financial Group, Inc. ("CFG") seeks to engage in a transaction for which approval is required under this PolicyCode or seeks a waiver pursuant to Section 3 of this PolicyCode, the approval or waiver shall, in the case of the C.O.,Risk Officer, be granted or denied by the sSenior manager of the Corporate Risk Management department Compliance Officer of CBRIitizens Financial ______________Group ("CFG") and, in the case of a senior officer, the approval or waiver shall be granted or denied by ________.the Senior Compliance Officer of CFG. In the event that such senior manager of the Corporate Risk Management department of CBRI seeks to engage in a transaction for which approval is required under this Policy or seeks a waiver pursuant to Section 3 of this Policy, the approval or waiver shall be granted or denied by the General Counsel of CFG. A written record of the action taken and the reasons for it shall be made by the person making the determination and the original record retained in accordance with Section 10 hereof.

6.  REPORTING OF PERSONAL SECURITIES HOLDINGS AND TRADING
     ACCOUNTS

A. Initial Reports

All Access Persons must, upon commencement of employment (but in any case no later than 10 days after the person becomes an Access Person), disclose all personal securities holdings in writing to the C.O.Risk Officer This report must include the title, number of shares and principal amount of each Security in which the Access Person had any Beneficial Ownership when the person became an Access Person.

Each Access Person also must, upon commencement of employment but in any case no later than 10 days after the person becomes an Access Person, notify the C.O.Risk Officer in writing of any securities or commodities account in which he or she has a Beneficial Ownership interest or over which he or she exercises Control as of the date the person became an Access Person. Such notification must identify the brokerage firm or other financial institution at which the account is maintained, the account executive, the title of the account, the account number, and the names and addresses of all individuals with a Beneficial Ownership interest in the account. Subsequent to commencing employment, each such Access Person shall notify the C.O.Risk Officer immediately and in writing of any new securities or commodities accounts.

B. Quarterly Reports

Each Access Person must report to the C.O.Risk Officer the information described below with respect to transactions in any Securities in which such Access Person had, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in a Security. Such reports must be made no later than ten days after the end of the calendar quarter in which the transaction(s) were effected.

C. Annual Reports

Annually, each Access Person must submit a report that includes the following information: title, number of shares and principal amount of each Security in which the Access Person had any Beneficial Ownership; the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and the date that the report is submitted by the Access Person. The report must be current as of a date no more than 30 days before the report is submitted.

D.  General Reporting Information.

Access Persons are not required to report Securities trades in accounts over which they do not have influence or Control over investment decisions (e.g., a blind trust). No report required by this Section shall be construed as an admission by the Access Person that he or she has any Beneficial Ownership of any Security on the report, nor shall the making of a report be construed as an admission of a violation of this PolicyCode by the Access Person.

The C.O.Risk Officer will identify all Access Persons who are required to submit these reports and will inform those Access Persons of these reporting requirements. In addition to the reports required under this section, each Advisory Person is responsible for "pre-clearing" before a securities transaction is executed, through the Personal Trading Authorization Form (Exhibit A).

7.  INFORMATION REQUIRED IN PERSONAL TRADING REPORTS

Quarterly reports required under Section 6.B must include the following information:

     (a) the date of the transaction, the title, the interest rate and maturity (if applicable), and number of shares, and the principal amount of each Security involved;

     (b) the nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

     (c)  the price at which the transaction was effected;

     (d) the name of the broker, dealer, or bank with or through which the transaction was effected; and

     (e)  the date that the report is submitted by the Access
Person.

These quarterly reports also must include the following information with respect to any account established by an Access
Person in which he or she has a Beneficial Ownership interest or over which he or she exercises control:

     (a) the name of the broker, dealer or bank with whom the Access Person established the account;

     (b)  the date the account was established; and

     (c)  the date that the report is submitted by the Access
Person.

One way to achieve this is for you to instruct the brokerage firm or bank, at which you maintain accounts in which you have a Beneficial Ownership interest or over which you have Control, to automatically send copies of broker trade confirmations or monthly or quarterly account statements to the C.O.Risk Officer no later than ten days after the end of each calendar quarter.
To use confirmations or account statements to satisfy the quarterly reporting requirement, the confirmations and statements must include all of the information listed above. The C.O.Risk Officer will be responsible for reviewing such records.

Such reports must be made with respect to all Personal Trading, including transactions exempted by Section 3. However, Access Persons are not required to report Securities trades in accounts over which they do not have influence or Control over investment decisions (e.g., a blind trust).

8.  TRADING WITH MATERIAL NON-PUBLIC INFORMATION

THIS PROVISION OF THE CODE APPLIES TO ALL PERSONNEL

No officer, director, employee, or control person of CBRIAccess Person may purchase or sell any security, or be involved in any way in the purchase or sale of a security, while in possession of material non-public information about the security or its issuer, regardless of the manner in which such information was obtained. Furthermore, no person possessing material non-public information may disclose such information to any person other than the C.O.,Risk Officer, except to the extent authorized by the C.O.Risk Officer. This prohibition covers transactions for a Fund made in the course of your employment with CBRI, as well as transactions for your personal accounts and accounts of persons in privity with you.

Material non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is defined as information that an investor would consider important in making an investment decision, or which would substantially affect the market price of a security if generally disclosed. Non-public information is defined as information that has not been effectively made available to the marketplace. Any questions as to whether certain information is material non-public information should be directed to the C.O.Risk Officer.

9.  ADVISORY PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED
     COMPANIES

Advisory Persons who serve as directors of publicly-traded companies may be seen as having an inherent conflict of interest between the fiduciary duty owed to the Fund and that owed to the shareholders of such publicly-traded companies. To avoid such potential conflicts of interest, all Advisory Persons must receive the prior written approval of the C.O.Risk Officer before serving as director of any publicly-traded company, which approval may be withheld in the C.O.'sRisk Officer's sole discretion. If you are an Advisory Person and currently serve as a director of a publicly-traded company, you should notify the C.O.Risk Officer immediately. Prior to commencement of employment with CBRI and annually thereafter, each Advisory Person shall provide the C.O.Risk Officer with a written list of all positions held by the Advisory Person with any publicly-traded company.

Advisory Persons who receive permission to serve as directors of publicly-traded companies will be isolated through "Chinese Walls" or other procedures from making decisions regarding the securities of those companies for which they serve as directors.

An especially sensitive situation involves representation on a creditors' committee. Particular care will be taken to create a "Chinese Wall" between portfolio management and creditors' committee representation.

10.  RECORD KEEPING

The C.O.Risk Officer shall maintain the following records in the manner and for the time periods described under the Advisers Act and Rule 17j-1(f) under the 1940 Act.

     (a) a copy of this PolicyCode and any other policy governing personal securities transactionsCode which is, or at any time within the past five years has been in effect;

     (b) records of any violations of this PolicyCode and any actions taken as a result of such violations;

     (c) each report, record or finding made under this PolicyCode (i.e., those required by Sections 2, 3, 5,and 6), including any information provided in lieu of these reports
     (e.g., confirmations, account statements);

     (d) a list of all persons who currently are or within the past 5 years have been required to make reports pursuant to the PolicyCode;

     (e) a list of all persons who currently are or within the past 5 years have been responsible for reviewing reports submitted pursuant to the PolicyCode; and

     (f) a copy of each report submitted to a Fund Board of Trustees in connection with the Board's approval of this Policya code of ethics or material changes to this Policysuch a Code.

11.  VIOLATIONS OF THIS CODE  POLICY

 Violations of this PolicyCode may result in the imposition of criminal penalties or sanctions by the SEC, other regulatory authorities, or CBRI, including forfeiture of any profit from a transaction, and forfeiture of future discretionary salary increases or bonuses and suspension or termination of employment. Determinations as to whether a violation has occurred, and the appropriate sanctions, if any, shall be made by _________________;the General Counsel of CFG; provided however, that no person believed to have violated this PolicyCode shall participate in such determinations made with respect to his or her own conduct.

12.  BOARD APPROVAL AND REPORTS TO BOARD

A.  Initial Approval of this PolicyCode of Ethics

This PolicyCode must be approved by the Board of each Fund, including a majority of Independent Trustees. Before the Board meeting at which this Policycode is scheduled for approval, CBRI shall provide the Board with a copy of the PolicyCode, a written certification that CBRI has adopted procedures reasonably necessary to prevent its Access Persons from violating the Policycode and any other information requested by the Board.

B.  Material Changes to PolicyCodes of Ethics

The Board of each Fund, including a majority of Independent Trustees, will approve any material changes to this PolicyCode, within six months following the adoption of the change. The personnel of CBRI will, on a timely basis, provide notice to the Board of the changes and provide the Board with the following information regarding the changes for which Board approval is sought: (a) a written description of the change and the reasons therefor; (b) a copy of the revised Policy code of ethics, marked to show the changes; (c) a written certification that CBRI has adopted procedures reasonably necessary to prevent Access Persons from violating the Policycode; and (d) any other information requested by the Board.

C. Annual Reports to Board

At least annually, CBRI shall provide the Board with (i) a written certification that CBRI has adopted procedures reasonably necessary to prevent its Access Persons from violating its EST Policycode of ethics; a written report that describes any issues arising under its EST Policycode of ethics or related procedures since the last report to the Board; and (ii) any other information requested by the Board. The report shall include, but not be limited to, information about: material violations of the EST Policycode or related procedures; immaterial, individual violations (such as late filings of quarterly transactions reports) if such violations are material in the aggregate; and sanctions imposed in response to such violations; significant conflicts of interest that arose involving personal trading, even if the conflicts did not result in a Policycode violation (e.g., where an Advisory Person is a director of a company whose securities are held by the Fund. See Section 9 herein.). Further, the Board will be provided with more frequent reports when there have been significant violations of the EST Policya code or related procedures, or significant conflicts of interest arising under the EST Policycode or procedures.

                          Certification

I have read the Employee Securities Transactions PolicyCode of Ethics of the Trust Division of Citizens Bank of Rhode Island in its entirety, and I understand it. I agree to comply fully with all of its provisions. Further, I agree to certify, in writing and each year, that I have complied with the terms of this PolicyCode, as amended from time to time.

Dated:                                             Signed:


                            EXHIBIT A

                  CITIZENS BANK OF RHODE ISLAND
                         TRUST DIVISION

               PERSONAL TRADING AUTHORIZATION FORM


In connection with the contemplated
                                  (purchase or sale)*

by                   of
           (name of employee)           (number of shares)

of                   on
:
           (name of security)                (date)

I confirm that to my knowledge (a) there presently is no outstanding order to purchase or sell the above-listed security for the portfolio of any investment company registered under the Investment Company Act of 1940 to which CBRI provides investment advisory services ("Fund"); (b) there is no outstanding oral or written communication with respect to that security that has not been acted upon or rejected; (c) I have no present intention to purchase or sell that security for a Fund and am not aware that such security is "being considered" by anyone with discretionary authority over trading of behalf of a Fund and (d) I am not in possession of material non-public information with respect to the security described above nor am I making the transaction described above on the basis of material non-public information.
I further confirm that the above conditions have existed during this entire business day. Finally, I confirm that I have no access to or knowledge of current recommendations or investment decisions relating to this security that may be being made or considered for a Fund by an investment adviser not subject to this Employee Securities Transactions PolicyCode of Ethics.


Dated:                            Signed:

Approved:                                        Dated:
     Compliance Officer



* If other than market order, described proposed limits.




DOCSC\1006148.2